Exhibit 35.1

1123 – Servicer Compliance Statement

Transactions Listed With SEC

I, Bradley Wayman, Senior Vice President of CitiMortgage, Inc., certify that:

(a)A review of CitiMortgage, Inc. (the “Servicer”) activities during the 12 month period ending December 31st, 2020 (“Reporting Period”) and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b)To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

February 26th, 2021

By:
Name:	Bradley Wayman
Title:	Senior Vice President, CitiMortgage, Inc.

Schedule A

Transactions Listed with SEC 2020

CitiMortgage Bond Administrator	CRLI Primary Servicing (Investor Code)	CMI Primary Servicing (Investor Code)	Cenlar Sub- Servicing (Investor Code)	CMI- Master Servicing (Investor Code)	Security or Deal	Party the Servicer Is Reporting To (Master Servicer or Trustee or Investor)	CBNA Doc Custodian
				7800	SEQUOIA MORTGAGE TRUST 2013-8 (SEMT 2013-8)	WILMINGTON TRUST, NATIONAL ASSOCIATION